Exhibit (n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-120945 on Form N-2 of our reports dated May 19, 2006, relating to the financial statements and financial highlights of Man-Glenwood Lexington TEI, LLC and Man-Glenwood Lexington Associates Portfolio, LLC appearing in the Annual Reports of Man-Glenwood Lexington TEI, LLC and Man-Glenwood Lexington Associates Portfolio, LLC for the year ended March 31, 2006, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm and Legal Counsel" in the Prospectus which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP


Chicago, Illinois
June 12, 2006